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                                                                     EXHIBIT 5.1

                     [Letterhead of Andrews & Kurth L.L.P.]


                                 April 1, 1998




Board of Directors
Ocean Energy, Inc.
1201 Louisiana
Suite 1400
Houston, Texas   77002

Gentlemen:

         We have acted as counsel to Ocean Energy, Inc. (the "Company") in connection with the Company's Post- effective Amendment No. 1 to Form S-4 (No. 333-43933) on Form S-8 (the "Post-effective Amendment No. 1") relating to the registration under the Securities Act of 1933, as amended, of the issuance of an aggregate of 3,435,994 shares (the "Shares") of the Company's common stock, $0.01 par value, pursuant to the United Meridian Corporation 1987 Nonqualified Stock Option Plan, the United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan and the United Meridian Corporation 1994 Outside Directors' Nonqualified Stock Option Plan (the "Plans").

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Plans and related stock option agreements, be legally issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Post-effective Amendment No. 1.

                                        Very truly yours,

                                        /s/   ANDREWS & KURTH L.L.P.

1173/1249/2736